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Exhibit 99

[SONUS LOGO]

NEWS RELEASE

COMPANY CONTACT:                                INVESTORS/MEDIA:
John Friedman, President               Tom Jackson/Juan Dominguez/Dian Griesel,
Sonus Communication Holdings, Inc.     Ph.D.
212.904.1020 ext. 110                  The Investor Relations Group; N.Y., N.Y.
                                                212.736.2650

FOR IMMEDIATE RELEASE

SONUS EXECUTES PHASE ONE OF A CORPORATE RESTRUCTURING

New Management Team in Place

     NEW YORK CITY...JUNE 23, 2000 - - Sonus Communication Holdings, Inc., ("Sonus") (OTC BB: SNHD), announced today that it has begun a significant multi-phase corporate restructuring. The first phase of the restructuring implemented changes in the overall governance and management teams. Daniel Gomez, formerly chief executive of several Bell Atlantic companies and presently Chief Operating Officer of Penvision Information Systems, was elected to Chair the Board of Directors assuming the position vacated due to Chuck Albo's resignation. John Friedman, who has served Sonus as its Chief Operating Officer and President of Empire One Telecom ("Empire One"), the Company's retail subsidiary, retains his existing titles and has been named overall President of Sonus and its subsidiaries, as well as a member of the Board of Directors; W. Todd Coffin has resigned as President and CEO. At this time, the position of CEO shall remain vacant. Todd Sunko who has served as Director of Finance for Empire One has been promoted to Vice President of Operations for Sonus. Nana Maranell has also stepped down from her position as Vice Chairman and Secretary of the Board. The Company's counsel, Cecil E. Martin of McGuire Woods Batle & Boothe has been named Secretary. At the present time, all other key management positions remain the same.

     "These personnel changes are but the first steps in the complete transformation of Sonus from a wholesale carrier into a fully integrated, facilities-based provider of bundled telecommunications services" according to Friedman. "Building on the four-plus years' of EOT's brand-building in our target markets, we now have an officer corp and Board of Directors comprised of seasoned telecom professionals with the experience and ability to lead the Company to the next level," he added.

     Additional corporate plans that are being implemented to solidify the Company's position as a full-service, vertically integrated communications provider will be announced in the near future.

Background Bios:
Mr. Daniel Gomez: Mr. Gomez served as Chief Executive Officer of Howard W. Sams, a Bell Atlantic company from 1998 to 1999. Mr. Gomez assisted in transitioning Sams from a traditional paper catalog publisher into a business-to-business e-commerce marketplace, introducing Internet, database, CD and information products and services to be sold to e-commerce firms and distributors. From 1992 to 1998, Mr. Gomez was President of Bell Atlantic Directory Graphics, which initially produced yellow page ads and maintained the billion-dollar database only for Bell Atlantic, but expanded into CD-ROM archival storage and production. From 1990 to 1991 Mr. Gomez was the Executive Director of Business Development for Bell Atlantic, where he led business development for the corporation, developed the strategy, analysis, and business case leading to the $2.5 billion acquisition of Metro Mobile, a large wireless service provider. Mr. Gomez received his MBA, with a concentration in marketing, from Virginia Polytechnic Institute & State University in 1984. He received a BS from Wharton

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School, University of Pennsylvania, in 1978.

John K. Friedman, Esq.: A co-founder of Empire One Telecom, Mr. Friedman began working in the telecommunications industry in 1982 as a cable television plant installer. In 1986 Mr. Friedman joined the Office of the Majority Leader in the New York State Assembly where he worked on numerous data communication and networking projects. In 1988 he joined the Assembly Office of Management and Budget as data communications analyst for the Assembly's statewide voice and data network. In 1989, he joined Century Communications, a large multiple systems cable television operator where he became one of two people responsible for that company's office automation and automated billing systems. During his three-year tenure at Century, Mr. Friedman became interested in the telecommunications industry's growth potential, which led him to pursue a law degree with a concentration in telecommunications. He received a JD degree from Yeshiva University/Benjamin N. Cardozo School of Law in 1994. While in law school, Mr. Friedman conducted extensive research into the FCC's licensing practices for emerging telecommunications technologies and published a law journal article on that subject and personal communications services. At that time, along with Paul Butler, who presently serves as Executive Vice President of Carrier Services for Empire One, Mr. Friedman founded EOT. He is a Senior Affiliated Research Fellow with the Columbia Institute for Tele-Information at the Graduate School of Business at Columbia University and serves on the Telecommunications Law Committee of the Association of the Bar of the City of New York and is a frequent speaker on telecommunications marketing and policy. Mr. Friedman also serves as the secretary and treasurer of the board of directors of the Targeted Accessibility Fund of New York, which oversees that state's implementation of the universal telephone service program and administers an annual budget of $48 million. Mr. Friedman also holds a BA in political science from the State University of New York at Albany (1986). He is a member of the New York State bar and the Federal Communications Bar Association.

Todd T. Sunko: Mr. Sunko has served Empire One since 1997 in a variety of increasingly responsible positions, primarily in the finance sector. As VP-Operations, Mr. Sunko's primary responsibilities include management of the Customer Service department, the finance department and administrative personnel. Additionally, he is involved in the Company's creative development and production processes that leverage his knowledge and expertise in video and audio production. Mr. Sunko has over 10 years' experience at increasingly responsible positions at several other companies, primarily in the artistic production industry, prior to joining Sonus. Mr. Sunko received a BS/BA in business administration and a BFA in photography from the Washington University in St. Louis, MO. (1989).

ABOUT SONUS

Sonus Communications Holdings, Inc. ("Sonus/EOT") (OTCBB: SNHD) through its subsidiary, Empire One Telecommunications, Inc., is a facilities based Competitive Local Exchange Carrier ("CLEC"), long distance carrier and Internet provider serving ethnic businesses and consumers throughout the United States. Aimed at ethnic markets, Sonus/EOT currently offers a diverse and increasing range of integrated communication services, including Internet access, e-mail and customer service in the clients' native languages. The Company currently provides customized local, long-distance and Internet services on more than 40,000 lines to over 22,000 business and residential customers. Sonus/EOT's goal is to deliver compelling value to customers by broadening its facilities-based footprint, providing Quality of Service guarantees and single-source aggregation of an increasing number of services.

All statements in this press release other than statements of historical fact are forward-looking statements that involve risks and uncertainties. There can be no assurance that the Company's plans will be realized, that revenues will increase or that the Company's operations will improve. Reference is made to Sonus' Form 10-SB and to the Company's other reports filed with Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have a material effect on the Company's business.